Exhibit 99.1

For Immediate Release	Media Contact:	Kellee McGahey (843) 529-5574
	Analyst Contact:	Jim Mabry (843) 529-5593

South State Corporation Reports Third Quarter 2018 Results and
Quarterly Cash Dividend

COLUMBIA, S.C.—October 22, 2018—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and nine-month periods ended September 30, 2018.  Highlights for the third quarter of 2018 include the following:

•	Third quarter 2018 financial results:

o	Net income was $47.1 million, compared to $40.5 million in the second quarter of 2018, an increase of $6.6 million
o	Diluted EPS of $1.28 compared to $1.09, an increase of $0.19 per share
o	Adjusted net income (non-GAAP) was $49.1 million, compared to $52.7 million, a $3.6 million decrease
o	Adjusted diluted EPS (non-GAAP) of $1.33 compared to $1.43, a decline of 7.0%

•	Performance ratios third quarter 2018 compared to second quarter 2018

o	Return on average assets totaled 1.28% compared to 1.12%
o	Adjusted return on average assets (non-GAAP) was 1.33% compared to 1.45%
o	Return on average equity totaled 7.89% compared to 6.96%
o	Return on average tangible equity (non-GAAP) was 15.29% compared to 13.79%
o	Adjusted return on average tangible equity (non-GAAP) decreased to 15.90% from 17.68%
o

Efficiency ratio was 62.3% down from 65.6%, due primarily to lower merger and conversion cost, lower other real estate owned (“OREO”) expense and troubled loan related cost, and lower information services expense

o	Adjusted efficiency ratio (non-GAAP) was 59.5% up from 57.3% (excluding merger-related and conversion expenses and securities losses (gains)), and due to lower noninterest income

•	Balance sheet linked quarter

o	Cash and cash equivalents decreased by $89.5 million
o

Non-acquired loan growth during the quarter totaled $408.9 million, or 22.5% annualized, spread across all categories, while net loan growth (net of acquired loan runoff) for the quarter totaled $78.8 million, or 2.9% annualized, spread across consumer real estate, commercial owner occupied real estate, and consumer non-real estate

o

Noninterest bearing deposits increased by $4.6 million, or 0.60% annualized; and interest bearing deposits decreased by $29.1 million, or 1.4% annualized (with $20.6 million of the decrease coming from brokered deposits acquired in the Park Sterling (“PSTB”) merger)

o	Other borrowings were flat at $115.9 million; Fed funds purchased and repurchase agreements declined by $52.3 million
o

Shareholders’ equity increased $19.8 million, primarily from net income, net of the dividends paid, of $34.2 million offset by accumulated other comprehensive loss (“AOCI”) of $8.4 million, net of tax, primarily from the incremental unrealized loss within the available for sale securities portfolio; and by the buyback of 100,000 shares of company stock

o	Total equity to total assets increased to 16.31% from 16.12%
o	Tangible equity to tangible assets (non-GAAP) increased to 9.65% from 9.45%

•	Asset quality

o	Nonperforming assets (NPAs) decreased by $3.5 million, or 8.3%, to $38.6 million at September 30, 2018, primarily due to the disposition of properties (OREO)
o	NPAs to total assets decreased to 0.27% at September 30, 2018, from 0.29% at June 30, 2018 and improved from 0.30% at September 30, 2017
o

Net charge-offs on non-acquired loans were 0.07% annualized, or $1.3 million, compared to $189,000, or 0.01% annualized in the second quarter of 2018.  Compared to the third quarter of 2017, net charge offs increased from $547,000, or 0.04% annualized

o

Net charge-offs on acquired non-credit impaired loans were 0.01% annualized, or $70,000, compared to 0.14% annualized, or $1.1 million, in the second quarter of 2018.  In the third quarter of 2017, net charge-offs (recoveries) were 0.00% annualized, or ($4,000)

o	Coverage ratio of the ALLL of non-acquired non-performing loans increased to 326% at September 30, 2018 compared to 322% at both June 30, 2018 and September 30, 2017

Quarterly Cash Dividend

The Board of Directors of South State Corporation declared a quarterly cash dividend on October 18, 2018, of $0.36 per share payable on its common stock.  This per share amount is higher by $0.01 per share, or 2.9%, compared to last quarter and $0.03 per share, or 9.1%, higher than the same quarter one year ago.  The dividend will be payable on November 16, 2018 to shareholders of record as of November 9, 2018.

Durbin Amendment Impact

During the third quarter of 2018, the Durbin Amendment became effective for the Company and reduced noninterest income (Fees on deposit accounts) by approximately $4.8 million pre-tax.  On an after-tax basis, the estimated impact was $3.8 million, or $0.10 per diluted share.

Third Quarter 2018 Financial Performance

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,
INCOME STATEMENT	2018	2018	2018	2017	2017	2018	2017
Interest income
Loans, including fees (8)	$132,043	$129,852	$127,041	$108,319	$95,864	$388,936	$281,216
Investment securities, federal funds sold and securities purchased under agreements to resell	11,517	11,880	11,007	9,505	8,547	34,404	26,960
Total interest income	143,560	141,732	138,048	117,824	104,411	423,340	308,176
Interest expense
Deposits	13,220	10,009	6,913	4,220	2,974	30,142	8,132
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	2,051	2,161	2,162	1,330	1,118	6,374	3,332
Total interest expense	15,271	12,170	9,075	5,550	4,092	36,516	11,464
Net interest income	128,289	129,562	128,973	112,274	100,319	386,824	296,712
Provision for loan losses	3,117	4,478	2,454	3,808	2,062	10,049	8,082
Net interest income after provision for loan losses	125,172	125,084	126,519	108,466	98,257	376,775	288,630
Noninterest income*	32,027	37,525	40,555	36,762	33,736	110,107	103,268
Pre-tax operating expense*	95,818	96,410	102,167	84,645	77,719	294,395	239,173
Branch consolid./acquisition and merger expense	4,476	14,096	11,296	17,621	1,551	29,868	26,882
Total noninterest expense	100,294	110,506	113,463	102,266	79,270	324,263	266,055
Income before provision for income taxes	56,905	52,103	53,611	42,962	52,723	162,619	125,843
Provision for income taxes, includes deferred tax revaluation	9,823	11,644	11,285	40,541	17,677	32,753	40,710
Net income	$47,082	$40,459	$42,326	$2,421	$35,046	$129,866	$85,133

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$47,082	$40,459	$42,326	$2,421	$35,046	$129,866	$85,133
Securities losses (gains), net of tax	9	505	—	(22)	(349)	514	(422)
Provision for income taxes, deferred tax revaluation	(1,603)	613	—	26,558	—	(990)	—
Branch consolid./acquisition and merger expense, net of tax	3,577	11,112	8,918	12,431	1,031	23,607	19,038
Adjusted net income (non-GAAP)	$49,065	$52,689	$51,244	$41,388	$35,728	$152,997	$103,749

Basic earnings per common share	$1.28	$1.10	$1.15	$0.08	$1.20	$3.53	$2.92
Diluted earnings per common share	$1.28	$1.09	$1.15	$0.08	$1.19	$3.52	$2.90
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.34	$1.44	$1.40	$1.31	$1.23	$4.18	$3.58
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.33	$1.43	$1.39	$1.30	$1.22	$4.15	$3.55
Dividends per common share	$0.35	$0.34	$0.33	$0.33	$0.33	$1.02	$0.99
Basic weighted-average common shares outstanding	36,645,181	36,676,887	36,646,198	31,654,947	29,114,574	36,657,198	29,023,451
Diluted weighted-average common shares outstanding	36,893,496	36,928,981	36,899,068	31,905,505	29,385,041	36,909,236	29,290,509
Effective tax rate	17.26%	22.35%	21.05%	94.36%	33.53%	20.14%	32.35%

*     These lines include a reclassification of network costs directly related to interchange and debit card transaction fees.  ASU 2014-09 - Revenue recognition requires netting of these expenses with the related revenue.  All periods have been adjusted for this reclassification, and there was no impact to net income or capital for any period presented.

The Company reported consolidated net income of $47.1 million, or $1.28 per diluted common share for the three-months ended September 30, 2018, a $6.6 million increase from the second quarter of 2018.  Interest income was up $1.8 million as a result of an increase in non-acquired loan interest income of $5.8 million during the third quarter, partially offset by lower acquired interest income of $3.6 million, as the acquired loan portfolio continued to decline during the quarter.  Interest expense increased by $3.1 million, with $2.3 million increase from transaction and money market accounts, $713,000 attributable to certificate and other time deposits and $209,000 in savings accounts.  These increases in interest expense were due to the rising rate environment and continued competition within our markets for core deposits.  The Company’s cost of funds was 0.68% for the third quarter of 2018, an increase of 0.13% from the second quarter of 2018.  Compared to the third quarter of 2017, cost of funds increased by 0.44% which was primarily the result of the addition of Park Sterling funding cost and increases related to the Company’s deposit base.  The total provision for loan losses decreased $1.4 million compared to the second quarter of 2018.  Valuation allowance impairment (release) related to acquired loans was ($284,000) net release compared to $522,000 impairment in the second quarter of 2018.  Several pools had improved cash flows and reversals of prior period impairments accounted for the difference. The provision for loan losses related to acquired non-credit impaired loans was lower by $1.0 million, compared to the second quarter of 2018.  One loan was charged off during the second quarter which totaled approximately $750,000 and resulted in a much higher provision for loan losses.  The provision for loan losses on non-acquired loans was $471,000 higher compared to the second quarter of 2018 due primarily to loan growth during the quarter.  Noninterest income decreased by $5.5 million, as bankcard income declined by approximately $4.8 million due primarily to the impact of the Durbin Amendment and waived fees related to Hurricane Florence, mortgage banking income was down $493,000 from lower sales within the secondary market, and acquired loan recoveries declined $930,000.  These decreases were partially offset by improved service charges on deposit accounts primarily related to PSTB accounts which were waived during the second quarter of 2018.  Noninterest expense was lower by $10.2 million primarily the result of lower merger and conversion related charges which were down by $9.6 million in the third quarter.

Income Tax Expense

During the third quarter of 2018, the Company’s effective income tax rate was 17.26%, and income tax expense totaled $9.8 million.  The decrease from the second quarter of 2018 was driven by the following:  an increase in federal tax credits expected during 2018, an increase in the impact of excess tax benefit recorded on equity awards, and lastly, lower tax expense related to an update to the prior year provisional amount recorded to account for the effects of the Tax Cuts and Jobs Act of 2017.  Without the benefit of the revaluation of deferred items, the effective rate for the third quarter was 20.08%, compared to 21.17% in the second quarter of 2018.  On a year-to-date basis, the effective rate was 20.75%, without the additional deferred tax benefit; and was 20.14% including the additional deferred tax benefit.

“2018 has been a year of transition for our company and I am pleased with the progress we continued to make in the third quarter,” said Robert R. Hill, Jr., CEO of South State Corporation.  “Our merger with Park Sterling has gone well, with North Carolina leading the bank with double digit loan growth during the quarter.  The loan and balance sheet repositioning we have undergone is mostly complete.  Overall loan production is at all-time highs and our markets continue to be robust with growth opportunities.  We have, however, continued to face earnings headwinds in the near term with the impact of the Durbin Amendment, higher level of interest expense, and slower net loan growth.  Expense management has been good and credit quality continues to be excellent.  The balance sheet remains strong and 2018 marks the first time in two years where we are not focused on a pending acquisition.  While overall revenue and balance sheet growth are below our historical performance levels, we are well-positioned for the long term.”

Balance Sheet and Capital

	Ending Balance
(dollars in thousands, except per share and share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
BALANCE SHEET	2018	2018	2018	2017	2017
Assets
Cash and cash equivalents	$307,309	$396,849	$644,504	$377,627	$403,934
Investment securities:
Securities held to maturity	500	499	1,274	2,529	3,678
Securities available for sale, at fair value	1,551,281	1,577,999	1,640,837	1,648,193	1,319,454
Other investments	19,229	19,229	23,479	23,047	13,664
Total investment securities	1,571,010	1,597,727	1,665,590	1,673,769	1,336,796
Loans held for sale	33,752	36,968	42,690	70,890	46,321
Loans:
Acquired credit impaired	512,633	551,979	597,274	618,803	578,863
Acquired non-credit impaired	2,786,102	3,076,424	3,274,938	3,507,907	1,455,555
Non-acquired	7,606,478	7,197,539	6,762,512	6,492,155	6,230,327
Less allowance for non-acquired loan losses	(49,869)	(47,874)	(45,203)	(43,448)	(41,541)
Loans, net	10,855,344	10,778,068	10,589,521	10,575,417	8,223,204
Other real estate owned ("OREO")	12,119	17,222	11,073	11,203	13,527
Premises and equipment, net	241,909	245,288	253,605	255,565	198,146
Bank owned life insurance	229,075	227,588	226,222	225,132	151,402
Deferred tax asset	47,943	48,853	46,736	45,902	41,664
Mortgage servicing rights	36,056	35,107	34,196	31,119	29,937
Core deposit and other intangibles	66,437	69,975	70,376	73,789	50,472
Goodwill	1,002,900	1,002,722	999,592	999,586	597,236
Other assets	118,361	110,121	105,004	126,590	76,471
Total assets	$14,522,215	$14,566,488	$14,689,109	$14,466,589	$11,169,110

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,157,478	$3,152,828	$3,120,818	$3,047,432	$2,505,570
Interest-bearing	8,456,397	8,485,461	8,542,280	8,485,334	6,556,451
Total deposits	11,613,875	11,638,289	11,663,098	11,532,766	9,062,021
Federal funds purchased and securities sold under agreements to repurchase	279,698	331,969	357,574	286,857	291,099
Other borrowings	115,919	115,754	215,589	216,385	83,307
Other liabilities	144,584	132,109	130,269	121,661	99,858
Total liabilities	12,154,076	12,218,121	12,366,530	12,157,669	9,536,285

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	91,808	92,064	91,958	91,899	73,168
Surplus	1,805,685	1,811,446	1,807,989	1,807,601	1,136,352
Retained earnings	515,155	480,928	452,982	419,847	427,093
Accumulated other comprehensive loss	(44,509)	(36,071)	(30,350)	(10,427)	(3,788)
Total shareholders' equity	2,368,139	2,348,367	2,322,579	2,308,920	1,632,825
Total liabilities and shareholders' equity	$14,522,215	$14,566,488	$14,689,109	$14,466,589	$11,169,110

Common shares issued and outstanding	36,723,238	36,825,556	36,783,438	36,759,656	29,267,369

At September 30, 2018, the Company’s total assets were $14.5 billion, a decrease of $44.3 million from June 30, 2018, and an increase of $3.4 billion, or 30.0% from September 30, 2017.  During the third quarter of 2018, cash and cash equivalents decreased by $89.5 million.  This was the result of a decline in total deposits, federal funds purchased and securities sold under repurchase agreements on the liability side, and total loans increasing by $78.8 million, or 2.9% annualized, as nonacquired loans increased by $408.9 million, and acquired loans declined by $329.7 million.  Partially offsetting this net use of cash was a decline in investment securities by $26.7 million during the third quarter of 2018.  The Company’s book value per common share increased to $64.49 per share at September 30, 2018, compared to $63.77 at June 30, 2018 and $55.79 at September 30, 2017.  The increase in capital during the third quarter of 2018 of $19.8 million was related to net income totaling $47.1 million, partially offset by $12.9 million dividend paid to shareholders, and an increase in unrealized losses within the securities portfolio causing AOCI to reduce capital by $8.4 million.  Tangible book value (“TBV”) per common share increased by $0.73 per share to $35.37 at September 30, 2018, compared to $34.64 at June 30, 2018, and increased by $1.71 per share, or 5.1%, from $33.66 at September 30, 2017.  The quarterly increase of $0.73 per share in tangible book value was the result of (1) earnings per share, excluding amortization of intangibles, of $1.36, offset by the dividend paid to shareholders of $0.35 per share; (2) a decrease in AOCI of $0.23 per share; and (3) a net decrease of  $0.05 per share due to the buyback of 100,000 shares of common stock partially offset by the impact of share-based compensation and employee stock purchases during the third quarter of 2018.

“Tangible book value per share increased $0.73 per share to $35.37, a reflection of the continued earnings strength of the company,” said John C. Pollok, CFO.  “Our capital ratios continue to improve and reflect the strength of our balance sheet and operating performance.  Asset quality remained strong during the third quarter.  The ratios of construction and land development loans to RBC and CRE to RBC was 76.2% and 212.4%, respectively, at the end of the third quarter and well below the regulatory guidelines.”

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
	2018	2018	2018	2017	2017	2018	2017
PERFORMANCE RATIOS
Return on average assets (annualized)	1.28%	1.12%	1.19%	0.08%	1.25%	1.20%	1.03%
Adjusted return on average assets (annualized) (non‑GAAP) (3)	1.33%	1.45%	1.44%	1.33%	1.28%	1.41%	1.26%
Return on average equity (annualized)	7.89%	6.96%	7.41%	0.51%	8.57%	7.43%	7.14%
Adjusted return on average equity (annualized) (non‑GAAP) (3)	8.23%	9.06%	8.98%	8.75%	8.73%	8.75%	8.70%
Return on average tangible common equity (annualized) (non-GAAP) (7)	15.29%	13.79%	14.69%	1.59%	14.93%	14.60%	12.73%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.90%	17.68%	17.60%	15.83%	15.21%	17.04%	15.36%
Efficiency ratio (tax equivalent)	62.31%	65.63%	66.67%	68.01%	58.79%	64.92%	65.97%
Adjusted efficiency ratio (non-GAAP) (9)	59.53%	57.26%	60.04%	56.29%	57.64%	58.94%	59.31%
Dividend payout ratio (2)	27.30%	30.93%	28.68%	399.30%	27.56%	28.88%	34.01%
Book value per common share	$64.49	$63.77	$63.14	$62.81	$55.79
Tangible common equity per common share (non‑GAAP) (7)	$35.37	$34.64	$34.05	$33.61	$33.66

CAPITAL RATIOS
Equity-to-assets	16.31%	16.12%	15.81%	15.96%	14.62%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.65%	9.45%	9.20%	9.23%	9.36%
Tier 1 common equity (6)	12.3%	12.0%	11.8%	11.6%	12.1%
Tier 1 leverage (6)	10.8%	10.6%	10.5%	10.4%	10.3%
Tier 1 risk-based capital (6)	13.3%	13.0%	12.8%	12.6%	12.9%
Total risk-based capital (6)	13.8%	13.5%	13.3%	13.0%	13.5%

OTHER DATA
Number of branches	168	169	179	182	129
Number of employees (full-time equivalent basis)	2,640	2,654	2,700	2,719	2,255

Asset Quality

	Ending Balance
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2018	2018	2018	2017	2017
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$ 15,315	$ 14,870	$ 14,307	$ 14,831	$ 12,896
Non-acquired OREO and other nonperforming assets	3,229	8,179	2,363	2,536	6,330
Total non-acquired nonperforming assets	18,544	23,049	16,670	17,367	19,226
Acquired
Acquired nonperforming loans	10,800	9,590	8,233	9,447	6,401
Acquired OREO and other nonperforming assets	9,302	9,527	9,139	9,263	7,846
Total acquired nonperforming assets	20,102	19,117	17,372	18,710	14,247
Total nonperforming assets	$ 38,646	$ 42,166	$ 34,042	$ 36,077	$ 33,473

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
	2018	2018	2018	2017	2017	2018	2017
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.66%	0.67%	0.67%	0.67%	0.67%	0.66%	0.67%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	325.62%	321.95%	315.95%	292.95%	322.12%	325.62%	322.12%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.07%	0.01%	0.02%	0.02%	0.04%	0.04%	0.04%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.01%	0.14%	0.02%	0.07%	0.00%	0.06%	0.06%
Total nonperforming assets as a percentage of total assets	0.27%	0.29%	0.23%	0.25%	0.30%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.20%	0.21%	0.21%	0.23%	0.21%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.24%	0.32%	0.25%	0.27%	0.31%
Total nonperforming assets as a percentage of total assets (5)	0.13%	0.16%	0.11%	0.12%	0.17%

Total nonperforming assets decreased by $3.5 million to $38.6 million, representing 0.27% of total assets, a decrease of 2 basis points from the balance at June 30, 2018.  The decline was the result of the disposition of 24 properties during the third quarter resulting in a $5.1 million decrease in OREO.  Non-performing loans increased by $1.7 million during the third quarter to $26.1 million at September 30, 2018.  The allowance for loan losses as a percentage of non-acquired nonaccrual loans was 326%, up from 322% in the second quarter of 2018.

During the third quarter of 2018, the Company reported $10.8 million in nonperforming loans related to “acquired non-credit impaired loans.”  This was an increase of $1.2 million from the balance at June 30, 2018; and an increase of $4.4 million higher than the balance at September 30, 2017, due primarily to the growth from the PSTB acquisition. Additionally, acquired OREO and other assets owned decreased by $225,000 from the balance at June 30, 2018 and increased by $1.5 million from the balance of September 30, 2017.

At September 30, 2018, the allowance for non-acquired loan losses was $49.9 million, or 0.66%, of non-acquired period-end loans and $47.9 million, or 0.67%, at June 30, 2018, and $41.5 million, or 0.67% at September 30, 2017.  Net charge-offs within the non-acquired portfolio were $1.3 million, or 0.07% annualized in the third quarter of 2018, compared to $189,000, or 0.01% annualized, in the second quarter of 2018.  Third quarter 2017 net charge-offs totaled $547,000, or 0.04% annualized.  Net charge-offs related to the non-acquired loan portfolio were $540,000 during the third quarter of 2018 while over the past several quarters net charge-offs were primarily from overdraft and ready reserve accounts.  Net charge-offs related to the non-acquired loan portfolio have been in a net recovery position over the prior four quarters (2nd quarter 2018 through 3rd quarter 2017).  During the third quarter of 2018, the provision for non-acquired loan losses totaled $3.3 million compared to $2.9 million in the second quarter of 2018, and $1.9 million in the third quarter of 2017.

Net charge offs related to “acquired non-credit impaired loans” were $70,000, or 0.01% annualized, in the third quarter of 2018; and the Company recorded a provision for loan losses, accordingly.  Net charge-offs in the second quarter of 2018 totaled $1.1 million, or 0.14%

annualized, and in the third quarter of 2017, net charge-offs (recoveries) totaled ($4,000), or 0.00% annualized.  The charge off level in the second quarter of 2018 was primarily the result of a specific relationship, and was not representative of a particular trend within any of our markets.

During the third quarter of 2018, the Company recorded a net release of $284,000 within certain acquired credit impaired loan pools compared to $522,000 net valuation impairment, in the second quarter of 2018.  During the third quarter of 2017, the Company recorded net impairment of $127,000.

Total OREO decreased to $12.1 million at September 30, 2018, down from $17.2 million at June 30, 2018.  The $5.1 million decrease was related to the disposition of 24 properties during the third quarter of 2018.  The Company expects the OREO balance to decline during the fourth quarter of 2018 as the disposition of these assets continue.

Net Interest Income and Margin

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$232,894	$1,106	1.88%	$203,189	$1,218	2.40%	$169,511	$581	1.36%
Investment securities (taxable)	1,389,859	8,890	2.54%	1,439,334	9,048	2.52%	1,169,451	6,646	2.25%
Investment securities (tax-exempt)	199,283	1,521	3.03%	213,712	1,614	3.03%	186,108	1,320	2.81%
Loans held for sale	35,406	386	4.33%	32,313	337	4.18%	52,609	503	3.79%
Loans	10,802,287	131,657	4.84%	10,723,400	129,515	4.84%	8,227,544	95,361	4.60%
Total interest-earning assets	12,659,729	143,560	4.50%	12,611,948	141,732	4.51%	9,805,223	104,411	4.22%
Noninterest-earning assets	1,929,505			1,934,359			1,306,130
Total Assets	$14,589,234			$14,546,307			$11,111,353

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,236,196	$6,979	0.53%	$5,203,265	$4,691	0.36%	$3,940,519	$1,070	0.11%
Savings deposits	1,445,370	1,369	0.38%	1,459,851	1,160	0.32%	1,373,301	522	0.15%
Certificates and other time deposits	1,823,855	4,871	1.06%	1,784,269	4,158	0.93%	1,058,812	1,382	0.52%
Federal funds purchased and repurchase agreements	294,162	599	0.81%	339,917	642	0.76%	307,730	276	0.36%
Other borrowings	119,412	1,452	4.82%	165,940	1,519	3.67%	92,951	842	3.59%
Total interest-bearing liabilities	8,918,995	15,270	0.68%	8,953,242	12,170	0.55%	6,773,313	4,092	0.24%
Noninterest-bearing liabilities	3,304,142			3,260,626			2,715,089
Shareholders' equity	2,366,097			2,332,439			1,622,951
Total Non-IBL and shareholders' equity	5,670,239			5,593,065			4,338,040
Total liabilities and shareholders' equity	$14,589,234			$14,546,307			$11,111,353
Net interest income and margin (NON-TAX EQUIV.)		$128,290	4.02%		$129,562	4.12%		$100,319	4.06%
Net interest margin (TAX EQUIVALENT)			4.04%			4.14%			4.11%

Overall Cost of Funds (including demand deposits)			0.50%			0.40%			0.17%

Non-taxable equivalent net interest income was $128.3 million for the third quarter of 2018, a $1.3 million decrease from the second quarter of 2018.  The decrease resulted from higher interest expense which offset the increase in interest income.  The highlights follow:

1.

Average balance of non-acquired loans increased by approximately $391.7 million and resulted in an increase in non-acquired loan interest income of $5.8 million, to $76.5 million.  The yield on total non-acquired loans was 4.12% up from 4.06% in the second quarter of 2018.

2.

Acquired loan interest income decreased $3.6 million from the second quarter of 2018, to $55.1 million.  The yield on acquired loans for the third quarter of 2018 was 6.38%, an increase of eight basis points from the second quarter of 2018, while the average balance of acquired loans declined by $312.9 million during the third quarter of 2018.  This decline in average balance continued as expected primarily from the PSTB acquired loan portfolio.    Any future increase or decrease in the acquired loan yield will be primarily dependent upon the level of loan pay downs and pay-offs each quarter.  For both the third and second quarter of 2018, total loan yield was 4.84% which was up from 4.60% in the third quarter of 2017.

3.

Interest expense increased by $3.1 million in the third quarter of 2018 compared to the second quarter of 2018.  This increase was within all categories of funding, except other borrowings and fed funds purchased and repurchase agreements.  Deposit rates continued to increase in the rising rate environment and accounted for all of the increase.  Interest expense on other borrowings and fed funds purchased and repurchase agreements declined slightly compared to the second quarter of 2018 due to a decline in the average balance.  The rate increased in other borrowings due to the rate paid on trust preferred debt, which is tied to a floating rate (three month LIBOR plus a spread).  Total cost of funds on interest-bearing liabilities was 68 basis points, an increase of 13 basis points from the second quarter of 2018 and up 44 basis points from the third quarter of 2017.  The inclusion of the Park Sterling funding balances resulted in an increase in the Company’s interest-bearing liabilities of approximately $2.1 billion from the third quarter of 2017.

Tax-equivalent net interest margin declined 10 basis points from the second quarter of 2018 and declined by 7 basis points from the third quarter of 2017.  During the third quarter of 2018, the Company’s average total assets increased to $14.6 billion from $14.5 billion at June 30, 2018 and from $11.1 billion at September 30, 2017.  Average earning assets totaled $12.7 billion, up $47.8 million compared to the second quarter of 2018.  Average interest-bearing liabilities totaled $8.9 billion for the third quarter of 2018 which was flat compared to the second quarter 2018; and up from $6.8 billion for the third quarter of 2017.  Average non-interest bearing demand deposits increased by $35.1 million during the third quarter of 2018; and increased by $535.0 million from September 30, 2017, due primarily to the merger with Park Sterling and growth during the past year.  Including the impact of noninterest bearing deposits, the Company’s cost of funds was 50 basis points for the third quarter of 2018 compared to 40 basis points in the second quarter of 2018, and compared to 17 basis points in the third quarter of 2017.

Accretable Yield Rollforward (Acquired credit impaired loans)

September 30, 2018

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2018	2018	2018	2017	2017
Balance at beginning of period	$121,804	$129,857	$133,095	$132,575	$139,283

Interest income *	(11,723)	(12,829)	(12,366)	(13,561)	(14,362)
Additions from Georgia Bank & Trust Acquisition	—	—	—	307	—
Additions (decreases) from Park Sterling Bank Acquisition	—	(1,460)	—	8,829	—
Improved cash flows affecting nonaccretable difference	4,953	6,381	9,204	5,118	7,756
Other changes, net	(49)	(145)	(76)	(173)	(102)

Balance at end of period	$114,985	$121,804	$129,857	$133,095	$132,575

*    Interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

The table above reflects the quarterly roll forward of the acquired credit impaired loan accretable yield, including a fair value adjustment of $1.5 million recorded in the second quarter of 2018 for the Park Sterling merger.

The Company recognized noncash loan interest income from the discount (fair value adjustment) on the acquired noncredit impaired loan portfolio of $6.7 million, $7.6 million, $9.6 million, $6.1 million and $2.2 million, respectively during the five quarters.  The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $37.1 million at September 30, 2018.

Noninterest Income and Expense

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands)	2018	2018	2018	2017	2017	2018	2017
Noninterest income:
Fees on deposit accounts *	$17,790	$22,612	$22,543	$21,224	$20,143	$62,945	$59,541
Mortgage banking income	2,824	3,317	4,948	3,744	3,446	11,089	14,210
Trust and investment services income	7,527	7,567	7,514	6,698	6,310	22,608	18,703
Securities (losses) gains, net	(11)	(641)	—	33	525	(652)	635
Recoveries of fully charged off acquired loans	1,238	2,167	2,975	2,925	1,944	6,380	5,647
Other	2,659	2,503	2,575	2,138	1,367	7,737	4,532
Total noninterest income	$32,027	$37,525	$40,555	$36,762	$33,735	$110,107	$103,268

Noninterest expense:
Salaries and employee benefits	$57,934	$55,026	$62,465	$50,735	$47,245	$175,425	$143,711
Net occupancy expense	7,630	7,815	8,166	6,707	6,214	23,611	18,650
Information services expense	7,804	8,903	9,738	6,686	6,003	26,445	18,776
Furniture and equipment expense	4,605	4,519	4,626	4,146	3,751	13,750	11,422
Bankcard expense *	379	311	691	558	443	1,381	1,623
OREO expense and loan related	(19)	1,037	1,661	1,073	1,753	2,679	5,648
Business development and staff related	2,463	2,765	2,082	2,107	1,728	7,310	5,756
Amortization of intangibles	3,537	3,722	3,413	2,857	2,494	10,672	7,496
Professional fees	2,138	1,898	1,699	1,338	1,265	5,735	4,637
Supplies, printing and postage expense	1,561	1,406	1,392	1,433	1,491	4,359	4,715
FDIC assessment and other regulatory charges	2,525	3,277	1,263	895	918	7,065	3,029
Advertising and marketing	1,049	1,163	736	1,563	852	2,948	2,400
Other operating expenses	4,212	4,568	4,235	4,547	3,561	13,015	11,310
Merger & branch consolidation expense	4,476	14,096	11,296	17,621	1,551	29,868	26,882
Total noninterest expense	$100,294	$110,506	$113,463	$102,266	$79,269	$324,263	$266,055

*     The company reclassified network expenses directly related to interchange and transaction fee income out of bankcard expense and into fees on deposit accounts, pursuant to ASC 606, Revenue from Contracts with Customers.  This resulted in lower noninterest income and lower noninterest expense in all periods presented as follows:

Reclassification amount	$3,172	$3,002	$2,963	$2,336	$2,305	$9,137	$6,781

Noninterest income totaled $32.0 million during the third quarter of 2018, a decrease of $5.5 million from the second quarter of 2018.  The decrease was primarily attributable to the impact from the Durbin Amendment on bankcard income, lower mortgage banking income and lower acquired loan recoveries.  The following provides additional explanations of noninterest income:

•

Lower fees on deposit accounts totaling $4.8 million, with $6.0 million primarily due to the Durbin Amendment and fees waived due to Hurricane Florence on ATM transactions, partially offset by higher income on deposit accounts of $1.2 million (waived service charges on accounts from PSTB during the second quarter of 2018 due to the conversion);

•	Lower mortgage banking income of $493,000, primarily related to lower income from the secondary market activity; and
•	Lower recoveries on acquired loans by $930,000; and partially offset
•	Lower securities loss of $630,000.

Compared to the third quarter of 2017, noninterest income declined by $1.7 million.  The decrease was primarily related to the following:

1.

Fees on deposit accounts were down $2.4 million due to $4.0 million decline in bankcard services income (Durbin Amendment), which was partially offset by the increase in customers (from the PSTB merger) resulting in additional service charges on deposit accounts of $1.6 million;

2.	$622,000 decline in mortgage banking income primarily from lower gains and fewer mortgage loans sold in the secondary market;
3.	A decline in securities gains of $536,000, from the loss recorded in 3Q 2018 of $11,000 compared to $525,000 gain from 3Q 2017; and
4.	Lower recoveries from acquired loans totaling $706,000.
5.	These decreases were partially offset by higher trust and investment services income of $1.2 million, and

6.	Higher other income of $1.3 million primarily from cash surrender value of bank owned life insurance and capital markets income, both attributable to the PSTB merger.

Noninterest expense was $100.3 million in the third quarter of 2018, a decrease of $10.2 million from $110.5 million in the second quarter of 2018.  Merger and conversion related expenses declined $9.6 million from the cost incurred in the second quarter of 2018, as the Park Sterling integration cost was finalized during the third quarter of 2018.  Salaries and employee benefits increased by $2.9 million due primarily to incentive increases and increased benefits related to self-funded medical cost and 401(k) match.  FDIC assessment and other regulatory charges decreased by $752,000 in the third quarter of 2018, which was related to the second quarter of 2018 being higher due to the first quarter being under accrued.  OREO and other troubled loan related cost were down significantly during the third quarter due to the net gain recorded on the disposition of 24 properties.  Many other expenses came in lower than the prior quarter reflective of the cost saves achieved from the conversion and integration of PSTB.

Compared to the third quarter of 2017, noninterest expense was $21.0 million higher.  The net increase was primarily due to the following:  (1) salaries and benefits increased $10.7 million due  primarily to the additional employees from Park Sterling and the related benefits and incentives, (2) information services increased $1.8 million due primarily to the branches added from Park Sterling, (3) net occupancy and furniture and equipment expense increased by $1.4 million and $854,000, respectively, due to the addition of branches added from Park Sterling, (4) $1.6 million increase in the FDIC assessment related to exceeding $10.0 billion in assets and the acquisition of PSTB, (5) amortization of intangibles increased $1.0 million from additional core deposit intangible related to Park Sterling, and (6) merger-related and conversion cost increased $2.9 million.  In the third quarter of 2017, the merger-related cost were primarily related to the merger with Southeastern Bank Financial Corporation, compared to PSTB conversion/merger-related cost in the third quarter of 2018.

South State Corporation will hold a conference call tomorrow, October 23, 2018 at 10 a.m. Eastern Time, during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10124177.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning October 23, 2018 by 2:00 p.m. Eastern Time until 9:00 a.m. on November 6, 2018.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10124177.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $14.5 billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance

or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
RECONCILIATION OF GAAP TO Non-GAAP	2018	2018	2018	2017	2017	2018	2017
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$47,082	$40,459	$42,326	$2,421	$35,046	$129,867	$85,133
Securities losses (gains), net of tax	9	505	—	(22)	(349)	514	(422)
Provision for income taxes - Deferred Tax Asset Write-Off	(1,603)	613	—	26,558	—	(990)	—
Merger and branch consolidation/acq. expense, net of tax	3,577	11,112	8,918	12,431	1,031	23,607	19,038
Adjusted net income (non-GAAP)	$49,065	$52,689	$51,244	$41,388	$35,728	$152,998	$103,749

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.28	$1.10	$1.15	$0.08	$1.20	$3.53	$2.92
Effect to adjust for securities losses (gains)	0.00	0.01	—	(0.00)	(0.01)	0.01	(0.01)
Effect to adjust for provision for income tax DTA Write-Off	(0.04)	0.02	—	0.84	—	(0.02)	—
Effect to adjust for merger & branch consol./acq expenses	0.10	0.31	0.25	0.39	0.04	0.66	0.67
Adjusted net income per common share - Basic (non-GAAP)	$1.34	$1.44	$1.40	$1.31	$1.23	$4.18	$3.58

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.28	$1.09	$1.15	$0.08	$1.19	$3.52	$2.90
Effect to adjust for securities losses (gains)	0.00	0.01	—	(0.00)	(0.01)	0.01	(0.01)
Effect to adjust for provision for income tax DTA Write-Off	(0.05)	0.02	—	0.83	—	(0.03)	—
Effect to adjust for merger & branch consol./acq expenses	0.10	0.31	0.24	0.39	0.04	0.65	0.66
Adjusted net income per common share - Diluted (non-GAAP)	$1.33	$1.43	$1.39	$1.30	$1.22	$4.15	$3.55

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.28%	1.12%	1.19%	0.08%	1.25%	1.20%	1.03%
Effect to adjust for securities losses (gains)	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	-0.01%
Effect to adjust for provision for income tax DTA Write-Off	-0.04%	0.02%	0.00%	0.85%	-0.01%	-0.01%	0.00%
Effect to adjust for merger & branch consol./acq expenses	0.09%	0.30%	0.25%	0.40%	0.04%	0.22%	0.24%
Adjusted return on average assets (non-GAAP)	1.33%	1.45%	1.44%	1.33%	1.28%	1.41%	1.26%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	7.89%	6.96%	7.41%	0.51%	8.57%	7.43%	7.14%
Effect to adjust for securities losses (gains)	0.00%	0.09%	0.00%	0.00%	-0.09%	0.03%	-0.04%
Effect to adjust for provision for income tax DTA Write-Off	-0.27%	0.11%	0.00%	5.62%	0.00%	-0.09%	0.00%
Effect to adjust for merger & branch consol./acq expenses	0.61%	1.90%	1.57%	2.62%	0.25%	1.38%	1.60%
Adjusted return on average equity (non-GAAP)	8.23%	9.06%	8.98%	8.75%	8.73%	8.75%	8.70%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	7.89%	6.96%	7.41%	0.51%	8.57%	7.43%	7.14%
Effect to adjust for securities losses (gains)	0.00%	0.09%	0.00%	0.00%	-0.09%	0.03%	-0.04%
Effect to adjust for provision for income tax DTA Write-Off	-0.27%	0.11%	0.00%	5.62%	0.00%	-0.09%	0.00%
Effect to adjust for merger & branch consol./acq expenses	0.60%	1.91%	1.56%	2.63%	0.25%	1.35%	1.60%
Effect to adjust for intangible assets	7.68%	8.61%	8.63%	7.07%	6.48%	8.32%	6.66%
Adjusted return on average common tangible equity (non-GAAP)	15.90%	17.68%	17.60%	15.83%	15.21%	17.04%	15.36%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$64.49	$63.77	$63.14	$62.81	$55.79
Effect to adjust for intangible assets	(29.12)	(29.13)	(29.09)	(29.20)	(22.13)
Tangible book value per common share (non-GAAP)	$35.37	$34.64	$34.05	$33.61	$33.66

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	16.31%	16.12%	15.81%	15.96%	14.62%
Effect to adjust for intangible assets	-6.66%	-6.67%	-6.61%	-6.73%	-5.26%
Tangible equity-to-tangible assets (non-GAAP)	9.65%	9.45%	9.20%	9.23%	9.36%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the second quarter of 2018 and the fourth quarter of 2017.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or

financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $4.5 million, $14.1 million, $11.3 million, $17.6 million, and $1.6 million, for the quarters ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017, respectively; and (b) securities (losses) gains, net of ($11,000), ($641,000), $33,000, and $525,000 for the quarter ended September 30, 2018, June 30, 2018, December 31, 2017, and September 30, 2017.  In the third quarter of 2018, second quarter of 2018, and the fourth quarter of 2017, the Company revalued its net deferred tax assets with the Tax Act of 2017 with a(n) (decrease) increase in our income tax provision of ($1.6 million), $613,000, and $26.6 million, respectively.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	September 30, 2018 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $6.7 million, $7.6 million, $9.6 million, $6.1 million, and $2.2 million, respectively, during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. South State Corporation (“South State”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against South State or Park Sterling Corporation (“Park Sterling”); (2) the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where South State and Park Sterling do business; (3) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (4) diversion of management’s attention from ongoing business operations and opportunities; (5) potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (6) South State’s ability to complete the integration of Park Sterling successfully; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State and Park Sterling on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, with risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (20) greater than expected noninterest expenses; (21)

excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; and (26) other risks and uncertainties disclosed in South State’s or Park Sterling’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State or Park Sterling with or to the SEC after the filing of such Annual Reports on Form 10-K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.